Exhibit 99

RPC, Inc. Reports Second Quarter 2014 Financial Results

ATLANTA, July 23, 2014 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the second quarter ended June 30, 2014.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended June 30, 2014, revenues increased 27.4 percent to a record $582.8 million compared to $457.6 million in the second quarter of last year.  Revenues increased compared to the prior year primarily due to higher activity levels and service intensity in our major service lines and a slightly larger fleet of revenue-producing equipment.  Operating profit for the quarter was $103.0 million compared to operating profit of $67.9 million in the prior year.  Net income for the quarter was $63.3 million or $0.29 diluted earnings per share, compared to $40.4 million or $0.19 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by 33.2 percent to $160.4 million compared to $120.4 million in the prior year. 1  For the six months ended June 30, 2014, revenues increased 22.8 percent to $1.1 billion compared to $883.4 million last year.  Net income for the six month period was $102.7 million, or $0.47 diluted earnings per share, compared to $75.5 million, or $0.35 diluted earnings per share last year.

Cost of revenues during the second quarter of 2014 was $374.3 million, or 64.2 percent of revenues, compared to $287.6 million, or 62.8 percent of revenues during the second quarter of last year.  Cost of revenues increased due to higher materials and supplies expenses, employment costs and maintenance and repair expenses resulting from higher activity levels.  As a percentage of revenues, cost of revenues also increased because of more service intensive work and higher raw materials costs as compared to the prior year, partially offset by the impact of improved personnel utilization.

Selling, general and administrative expenses were $47.6 million in both the second quarter of 2014 and 2013. As a percentage of revenues, these costs decreased to 8.2 percent in the second quarter of 2014 compared to 10.4 percent in the second quarter of 2013. Depreciation and amortization increased to $56.5 million during the quarter compared to $52.8 million in the second quarter of the prior year.  Interest expense during the second quarter of 2014 was $49.0 thousand, a significant decrease compared to $942.0 thousand during the second quarter of the prior year.  Interest expense declined during the second quarter as compared to the prior year due to interest penalties resulting from a sales tax audit during the second quarter of 2013, as well as a reversal of interest penalties related to a favorable outcome of a sales tax audit in the second quarter of 2014.  In addition, the interest rates on our revolving credit facility were slightly lower during the second quarter of 2014 than in the second quarter of the prior year.

2nd Quarter 2014 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended June 30, 2014 increased by $81.1 million or 16.2 percent compared to the first quarter of 2014.  This increase was due to higher activity levels in all of our major service lines. Cost of revenues during the second quarter increased by $44.3 million or 13.4 percent due to higher activity levels and increased costs of certain raw materials used in providing our services.  However, cost of revenues as a percentage of revenues decreased from 65.8 percent of revenues in the first quarter to 64.2 percent of revenues during the second quarter.  This decrease was due to increased operating efficiencies and greater utilization of personnel and revenue-producing equipment.  Selling, general and administrative expenses during the second quarter of 2014 did not vary materially compared to the first quarter.  Operating profit as a percentage of revenues increased from 13.0 percent in the first quarter of 2014 to 17.7 percent in the second quarter of 2014.  Net income increased by $23.9 million or 60.7 percent between the first and second quarters, and diluted earnings per share increased by $0.11 or 61.1 percent in the second quarter of 2014 compared to the first quarter.

Management Commentary

“RPC’s financial performance during the second quarter of 2014 improved compared to the prior quarter and prior year due to higher activity levels and increasing service intensity in our major service lines,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “Although there was no discernible increase in pricing for our services, our activity levels were high throughout the quarter.  The average U.S. domestic rig count during the second quarter was 1,852, a 5.2 percent increase compared to the same period in 2013, and a 4.1 percent increase compared to the first quarter of 2014.  The average price of natural gas was $4.55 per Mcf, a 14.6 percent increase compared to the prior year, and a 6.4 percent decrease compared to the first quarter of 2014.  The average price of oil during the quarter was $103.24 per barrel, a 9.8 percent increase compared to the prior year and a 4.6 percent increase compared to the first quarter of 2014.  The unconventional rig count, an important indicator of the demand for RPC’s services, increased by 11.6 percent compared to the prior year.  During the second quarter of 2014 unconventional drilling represented 78.7 percent of U.S. domestic drilling activity.  Our revenues increased by a greater rate than these industry indicators because of our presence in strong domestic oilfield markets such as the Permian Basin and the increasing service intensity of completion work in most of our markets.

“During the second quarter we experienced shortages in some of the raw materials used to perform our pressure pumping services.  Cost increases accompanied these shortages, as well as higher transportation expenses.  These factors led to some service delays, and we believe that continued high activity levels in the near term will cause these issues to continue.  We will manage these challenges with a focus consistent with our past practices, and we believe that they will not significantly impact the pressure pumping capacity expansion that we have undertaken.

“During the second quarter we invested $72.5 million in maintenance and growth capital expenditures, some of which supported our previously announced pressure pumping expansion plan.  At the end of the quarter the balance on our credit facility was $131.4 million, an increase of $50.6 million compared to the end of the first quarter of 2014 and an increase of $64.2 million compared to the end of the second quarter of last year.  The balance on our syndicated credit facility increased due to higher capital expenditures and the working capital requirements associated with higher activity levels.  Despite this increase, RPC remains conservatively capitalized as we continue our capital expenditure growth plan,” concluded Hubbell.

2nd Quarter 2014 Earnings Release

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues increased 28.4 percent for the quarter compared to the prior year due to higher activity levels and greater service intensity in the service lines within this segment.  Support Services revenues increased by 14.6 percent during the quarter compared to the prior year due principally to higher utilization and an improved job mix in the rental tool service line, which is the largest service line within this segment, as well as higher activity levels in the other service lines which comprise this segment.  Operating profit in both Technical and Support Services improved due to higher revenues and greater utilization of personnel and equipment.

(in thousands)	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013

Revenues:
Technical services	$544,392	$424,030	$1,011,362	$818,041
Support services	38,439	33,536	73,161	65,346
Total revenues	$582,831	$457,566	$1,084,523	$883,387
Operating Profit:
Technical services	$99,717	$66,123	$164,613	$124,624
Support services	8,998	7,081	16,455	13,339
Corporate expenses	(4,279)	(3,594)	(9,168)	(8,494)
Loss on disposition of assets, net	(1,405)	(1,757)	(3,637)	(4,397)
Total operating profit	$103,031	$67,853	$168,263	$125,072
Interest Expense	(49)	(942)	(386)	(1,282)
Interest Income	6	60	10	65
Other Income (Expense), net	831	(191)	911	364

Income before income taxes	$103,819	$66,780	$168,798	$124,219

RPC, Inc. will hold a conference call today, July 23, 2014 at 9:00 a.m. ET to discuss the results of the second quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net.  The live conference call can also be accessed by calling (888) 455-2263 or (719) 457-1512 and using the access code #8907369.  For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

2nd Quarter 2014 Earnings Release

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes.  In particular, such statements include, without limitation, our belief that continued activity levels in the near term will cause us to continue to experience price increases, shortages and higher transportation costs related to raw materials used in our pressure pumping services, and that we can manage the current shortages and increased costs of raw materials and that these issues will not significantly impact our pressure pumping capacity expansion.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers.  Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC’s Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

2nd Quarter 2014 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	2014	2013
REVENUES	$582,831	$501,692	$457,566	$1,084,523	$883,387
COSTS AND EXPENSES:
Cost of revenues	374,275	330,015	287,578	704,290	555,805
Selling, general and administrative expenses	47,603	48,708	47,611	96,311	92,525
Depreciation and amortization	56,517	55,505	52,767	112,022	105,588
Loss on disposition of assets, net	1,405	2,232	1,757	3,637	4,397
Operating profit	103,031	65,232	67,853	168,263	125,072
Interest expense	(49)	(337)	(942)	(386)	(1,282)
Interest income	6	4	60	10	65
Other income (expense), net	831	80	(191)	911	364
Income before income taxes	103,819	64,979	66,780	168,798	124,219
Income tax provision	40,536	25,591	26,364	66,127	48,727
NET INCOME	$63,283	$39,388	$40,416	$102,671	$75,492

EARNINGS PER SHARE
Basic	$0.29	$0.18	$0.19	$0.48	$0.35
Diluted	$0.29	$0.18	$0.19	$0.47	$0.35

AVERAGE SHARES OUTSTANDING
Basic	215,224	215,175	215,883	215,199	216,039
Diluted	216,238	216,214	216,695	216,280	217,190

2nd Quarter 2014 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(In thousands)
	2014	2013
ASSETS
Cash and cash equivalents	$22,164	$10,259
Accounts receivable, net	565,940	380,951
Inventories	138,836	134,170
Deferred income taxes	11,624	7,662
Income taxes receivable	16,874	-
Prepaid expenses	6,002	8,056
Other current assets	6,787	5,294
Total current assets	768,227	546,392
Property, plant and equipment, net	708,598	739,624
Goodwill	32,150	24,093
Other assets	21,886	18,873
Total assets	$1,530,861	$1,328,982

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$150,894	$108,286
Accrued payroll and related expenses	37,686	28,800
Accrued insurance expenses	6,624	6,321
Accrued state, local and other taxes	8,411	7,932
Income taxes payable	535	10,111
Other accrued expenses	1,310	1,098
Total current liabilities	205,460	162,548
Long-term accrued insurance expenses	11,412	11,005
Notes payable to banks	131,400	67,200
Long-term pension liabilities	22,867	27,066
Other long-term liabilities	10,618	2,634
Deferred income taxes	127,459	141,382
Total liabilities	509,216	411,835
Common stock	21,883	21,936
Capital in excess of par value	-	-
Retained earnings	1,009,711	909,867
Accumulated other comprehensive loss	(9,949)	(14,656)
Total stockholders’ equity	1,021,645	917,147
Total liabilities and stockholders’ equity	$1,530,861	$1,328,982

2nd Quarter 2014 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today’s earnings release, and anticipates using EBITDA in today’s earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC’s investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
(in thousands except per share data)	June 30, 2014	March 31, 2014	June 30, 2013	2014	2013

Reconciliation of Net Income to EBITDA
Net Income	$63,283	$39,388	$40,416	$102,671	$75,492
Add:
Income tax provision	40,536	25,591	26,364	66,127	48,727
Interest expense	49	337	942	386	1,282
Depreciation and amortization	56,517	55,505	52,767	112,022	105,588
Less:
Interest income	6	4	60	10	65
EBITDA	$160,379	$120,817	$120,429	$281,196	$231,024

EBITDA PER SHARE
Basic	$0.75	$0.56	$0.56	$1.31	$1.07
Diluted	$0.74	$0.56	$0.56	$1.30	$1.06